Pricing Supplement dated October 17, 1996                                 Rule 424(b)(3)
(To Prospectus dated July 8, 1996 and                                 File No. 333-05701
Prospectus Supplement dated July 8, 1996)

                                ADVANTA CORP.
                 Medium-Term Notes, Series C - Floating Rate
====================================================================================================================
Principal Amount: $10,000,000                                Initial Interest Rate: To be determined as of 10/20/96
Agent's Discount or Commission: $20,000                      Stated Maturity Date:  10/22/98
Net Proceeds to Issuer: $9,980,000                           Original Issue Date: 10/22/96
Issue Price: 100%                                            Trade Date:  10/17/96
====================================================================================================================
Calculation Agent: Chase Manhattan Bank                         Cusip No.:  00756QCV8

Interest Calculation:

          /X/      Regular Floating Rate Note                / /      Floating Rate/Fixed Rate Note
                                                                        (Fixed Rate Commencement Date):
          / /      Inverse Floating Rate Note                                   (Fixed Interest Date):
                     (Fixed Interest Rate):

          / /      Other Floating Rate Note (see attached)

Interest Rate Basis:

          / /      CD Rate                                   / /      Commercial Paper Rate

          / /      Eleventh District Cost of Funds Rate      / /      Federal Funds Rate

          / /      LIBOR                 Index Currency:

          / /      LIBOR Reuters                             / /      Treasury Rate

          /X/      LIBOR Telerate
                                                             / /       Other:
          / /      CMT Rate
                           Designated CMT Telerate Page:
                           Designated CMT Maturity Index:

Initial Interest Reset Date:  January 22, 1997                         Spread (+/-):  +0.3000%
Interest Reset Dates:   The 22nd day of January,                       Spread Multiplier: N/A
                        April, July and October                        Maximum Interest Rate:  N/A
                                                                       Minimum Interest Rate:  N/A



Interest Payment Dates:  The 22nd day of January, April, July and October,
                         commencing January 22, 1997, with a final interest payment on October 22, 1998

Index Maturity: 3-Month LIBOR

Day Count Convention:

          / /      30/360 for the period from                     to

          /X/      Actual/360 for the period from  10/22/96 to 10/21/98

          / /      Actual/Actual for the period from              to

Redemption:

          /X/      The Notes cannot be redeemed prior to the Stated Maturity
                   Date.

          / / The Notes may be redeemed prior to the Stated Maturity Date. Initial Redemption Date:
                   Initial Redemption Percentage: _____%
                   Annual Redemption Percentage Reduction:   ____% until
                   Redemption
                   Percentage is 100% of the principal amount.
Repayment:

          /X/      The Notes cannot be repaid prior to the Stated Maturity Date.

          / / The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                   Optional Repayment Date(s):
                   Repayment Price: ________%

Currency:

          Specified Currency:  U.S. Dollars
          (If other than U.S. dollars, see attached)

          Minimum Denominations:  N/A
          (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:

          / /      Yes     /X/      No

          Total Amount of OID:
          Yield to Maturity:
          Initial Accrual Period:

Form:

          /X/      Book Entry       / /     Certificated

Agent acting in the capacity as indicated below:

          /X/      Agent            / /     Principal

If as Principal:

          / / The Notes are being offered at varying prices related to prevailing market prices at the time of resale.

          / / The Notes are being offered at a fixed initial public offering price of _____% of principal amount.

If as Agent:

          The Notes are being offered at a fixed initial public offering price of 100% of principal amount.


/X/       Other Provisions:  Prudential Securities Incorporated

         / /   Salomon Brothers Inc

                          / /   CS First Boston

                                           / /   Donaldson, Lufkin & Jenrette
                                                   Securities Corporation

                                                           / /   Merrill Lynch & Co.